Exhibit 12.1

Regency Centers Corporation and Regency Centers, L.P.
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

	Year Ended December 31,
	2017	2016	2015	2014	2013
Fixed Charge Coverage Ratio:
Add: pre-tax income from continuing operations before adjustment for income or loss from equity investees and noncontrolling interests in consolidated subsidiaries	$125,992	110,474	128,431	158,823	54,282
Add: fixed charges	145,638	98,190	113,697	120,963	119,264
Add: distributed income of equity investees	53,502	50,361	46,646	42,767	45,377
Subtract: capitalized interest	(7,946)	(3,482)	(6,740)	(7,142)	(6,078)
Subtract: noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(503)	(301)	(764)	(471)	(323)
Total earnings	$316,683	255,242	281,270	314,940	212,522

Fixed Charges:
Interest expensed and capitalized	$141,291	94,018	109,602	116,067	113,799
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,100	1,355	1,350	1,776	2,887
Estimate of the interest within rental expense	3,247	2,817	2,745	3,120	2,577
Total fixed charges	$145,638	98,190	113,697	120,963	119,263

Ratio of earnings to fixed charges	2.2	2.6	2.5	2.6	1.8

Regency Centers Corporation and Regency Centers, L.P.
Computation of Ratio of Combined Fixed Charges and Preference Dividends to Earnings
(in thousands)

	Year Ended December 31,
	2107	2016	2015	2014	2013
Combined Fixed Charges and Preference Dividends Coverage Ratio:
Add: pre-tax income from continuing operations before adjustment for income or loss from equity investees and noncontrolling interests in consolidated subsidiaries	$125,992	110,474	128,431	158,823	54,282
Add: fixed charges	150,667	119,252	134,759	142,025	140,325
Add: distributed income of equity investees	53,502	50,361	46,646	42,767	45,377
Subtract: capitalized interest	(7,946)	(3,482)	(6,740)	(7,142)	(6,078)
Subtract: preference dividends	(5,029)	(21,062)	(21,062)	(21,062)	(21,062)
Subtract: noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(503)	(301)	(764)	(471)	(323)
Earnings	$316,683	255,242	281,270	314,940	212,521

Fixed Charges and Preference Dividend Data:
Interest expensed and capitalized	$141,291	94,018	109,602	116,067	113,799
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,100	1,355	1,350	1,776	2,887
Estimate of the interest within rental expense	3,249	2,817	2,745	3,120	2,577
Preference dividends	5,029	21,062	21,062	21,062	21,062
Total fixed charges and preference dividends	$150,669	119,252	134,759	142,025	140,325

Ratio of combined fixed charges and preference dividends to earnings	2.1	2.1	2.1	2.2	1.5

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